Exhibit (a)(3)(d)

FORM OF SCHEDULE A

(as revised [_______, 2021])

TO

TRUST INSTRUMENT OF CONESTOGA FUNDS

DATED FEBRUARY 5, 2002

and

AMENDED AND RESTATED AS OF JULY 17, 2002

Establishment of Series of the Trust

Series	Date Established
Conestoga Small Cap Fund	February 5, 2002
Conestoga SMid Cap Fund	November 6, 2013
Conestoga Mid Cap Fund	[_____], 2021

A-1